UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Connecticut Water Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, Connecticut 06413
April 11, 2006
Dear Shareholder:
      You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on May 11, 2006, at the Great Cedar Hotel Ballroom, Foxwoods Resort, Route 2, Mashantucket, Connecticut, beginning at 2:00 PM. If you plan to attend, please call 1-800-428-3985, Extension 3016, and leave your name, address, and telephone number. Directions to the Great Cedar Hotel are printed on the back of the proxy statement. Your Board of Directors and executive officers look forward to personally meeting you.
      At the meeting, you will be asked to elect four directors and ratify the appointment of independent auditors for the calendar year ending December 31, 2006.
      In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement which you are urged to carefully read.
      It is important that your shares are represented and voted at the meeting, regardless of the number you own or whether you attend. Accordingly, please vote by mail, telephone, or internet. It is also very helpful to us if you would call and let us know if you plan to attend.
      Your interest and participation in the affairs of the Company are appreciated.

Sincerely,

Marshall T. Chiaraluce
Chairman

CONNECTICUT WATER SERVICE, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Great Cedar Hotel, Foxwoods Resort, Route 2, Mashantucket, Connecticut
      Notice is hereby given that the Annual Meeting of Shareholders of Connecticut Water Service, Inc. (the “Company”) will be held on May 11, 2006, at 2:00 PM, at the Great Cedar Hotel Ballroom, Foxwoods Resort, Route 2, Mashantucket, Connecticut, for the following purposes:

1.	to elect four (4) directors;

2.	to ratify the appointment of PricewaterhouseCoopers LLP, independent public accountants, as independent auditors for the Company for the calendar year ending December 31, 2006; and

3.	to transact such other business as may properly come before the meeting.
      Only holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 16, 2006 are entitled to notice of and to vote at this meeting.
      Shareholders are welcome to attend the meeting in person.

By order of the Board of Directors,

Michele G. DiAcri
Corporate Secretary
April 11, 2006

i

CONNECTICUT WATER SERVICE, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2006
General Information
      The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at the Great Cedar Hotel Ballroom, Foxwoods Resort, Route 2, Mashantucket, Connecticut, at 2:00 PM, on May 11, 2006.
Voting of Shares
      Only holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 16, 2006 are entitled to notice of and to vote at the meeting. On March 16, 2006, the Company had outstanding 8,144,051 shares of Common Stock, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.
      Whether or not you plan to attend the meeting, please use one of three voting options:

•	Mail — You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominees and mail it in the envelope provided.

•	Telephone — If you live in the U.S. or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

•	Internet — If you have internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.
      You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or computer, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for beneficially held shares by submitting new voting instructions to your broker or nominee.
      Under Connecticut law, adoption of Proposal (1), the election of directors, requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the meeting. Adoption of Proposal (2), ratification of the appointment of the Company’s independent auditor, requires the affirmative vote of a majority of the shares present in person or by proxy and voting at the meeting.
      Votes withheld and “broker non-votes” will not be counted as votes cast for or against any of the Proposals, but the withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. If your shares are held by a broker or other nominee, your broker or nominee can vote on your behalf of Proposals 1 and 2.
      Proxy solicitation costs will be paid by the Company. In addition to this solicitation by mail being made initially on or about April 17, 2006, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews, and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $4,500, plus expenses, which will be paid by the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
      Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file reports of their transactions in the Company’s equity securities with the Securities and Exchange Commission on specified due dates. In 2005, reports of transactions by all directors, officers and such beneficial holders were timely filed, except a late Form 4 for each of Marshall T. Chiaraluce, Peter J. Bancroft, David C. Benoit, Thomas R. Marston, Terrance P. O’Neill, and Maureen P. Westbrook was filed on January 13, 2006. In making this statement, the Company has relied on the written representations of its directors, officers, and five percent shareholders and copies of the reports that they have filed with the Securities and Exchange Commission.
CORPORATE GOVERNANCE
Board Independence
      The Board has determined that Mesdames Hanley, Hincks, Thibdaue, and Wallace and Messrs. Kachur, Lengyel, Lentini, Neal, Reeds, and Wilbur are independent directors under Nasdaq listing standards. Mr. Chiaraluce and Mr. Thornburg, employees of the Company, are not considered independent directors.
Code of Conduct
      Annually, employees are sent the Company’s Code of Conduct. Thereafter, each employee acknowledges their understanding and compliance with the code, including the establishment of a Company hotline for reporting Code of Conduct violations. To date, the Company hotline has received no reports of conduct violations. In addition to the Code of Conduct, the Board has adopted an additional Code of Conduct as a result of the Sarbanes-Oxley Act of 2002.

The Board promotes honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company; and compliance with applicable governmental laws and regulations and the Company’s own governing documents.
      The public can access the Company’s Code of Conduct on the Company’s Internet website (www.ctwater.com) or by contacting the Company at the address appearing on Page 23.
Committee Charters
      The Audit, Compensation, and Corporate Governance Committees of the Board have adopted written charters. Shareholders and the public can obtain copies of charters of the Audit, Compensation, and Corporate Governance Committees at the Company’s website or by contacting the Company at the address appearing on Page 23 to request copies.

Board and Committee Membership and Attendance
      The Company’s Board of Directors met five times during 2005 and conducts regular executive sessions of outside directors without management present. In addition, the Company’s Board of Directors maintains a number of committees; their composition and functions in 2005 follows. In 2005, each director attended at least 81% of the aggregate number of meetings of the Board and Committees on which they served. All directors attended the 2005 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2006 Annual Meeting of Shareholders.

Committees	Committee Meetings and Functions

Audit	Meetings: 3 plus 8 conference calls
Marcia L. Hincks (Chairman) Ronald D. Lengyel Arthur C. Reeds Lisa Thibdaue Carol P. Wallace	Appoints, compensates, and oversees the work of the independent auditors of the Company and The Connecticut Water Company, and monitors the Company’s financial reporting process and internal control system.

Compensation	Meetings: 3
Marcia L. Hincks David A. Lentini Robert F. Neal (Chairman) Donald B. Wilbur	Determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs.

Corporate Governance	Meetings: 1
Mary Ann Hanley Ronald D. Lengyel Arthur C. Reeds Donald B. Wilbur (Chairman)	Reviews the qualifications and independence standards of director nominees and makes recommendation to the Board, and reviews the overall effectiveness of the Board.

Executive	Meetings: 4 plus 2 conference calls
Marcia L. Hincks Robert F. Neal Arthur C. Reeds Donald B. Wilbur	Acts on behalf of the Board whenever the Board is not in session and recommends chief executive officer succession.

Pension Trust and Finance	Meetings: 4
Mark G. Kachur David A. Lentini Robert F. Neal Arthur C. Reeds (Chairman) Carol P. Wallace	Reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Fund, the employee Savings Plan (401(k)), the VEBA Trust Fund for retiree medical benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board of Directors on financial policy issues and the issuance of securities.

Strategic Planning	Meetings: 1
Roger Engle Mary Ann Hanley Marcia L. Hincks Mark G. Kachur Robert F. Neal Lisa Thibdaue Donald B. Wilbur	Oversees the preparation and implementation of the Company’s Strategic Plan.

Mandatory Retirement
      According to the Company’s Bylaws, no director shall be eligible for re-election as a director of the Company after such directors has attained the age of 70.
Minimum Stock Ownership
      Each Board member is required to own at least 200 shares of Connecticut Water Service, Inc. common stock.
Director Compensation
      Since the Boards of Directors of the Company and the Connecticut Water Company are identical, regular meetings of each are generally held on the same day. Following is the current list of fees paid to Board members in 2005. Every three years, the Corporate Governance Committee conducts a review of the Board’s compensation. That review was last conducted in October 2004. Currently, each board and committee meeting fee is $700 for regular meetings; $800 for special meetings; whether they participate in person or by phone. There were no special meetings of the Board or any Committee in 2005. Committee members who participate in scheduled committee telephone conference calls are paid $350 per call. Each board member is paid an annual retainer of $8,000 in quarterly installments. Each committee chair is paid an additional retainer of $1,500 in quarterly installments. There are currently no equity awards made to the independent members of the Board of Directors.

	Total Paid in	Stock Awards/	All Other
Directors	Cash in 2005	Option Awards	Compensation

Roger Engle	$11,000	-0-	-0-
M. T. Chiaraluce(1)	$11,500	-0-	-0-
M. Hanley	$12,400	-0-	-0-
M. L. Hincks*	$22,175	-0-	-0-
M. G. Kachur	$13,800	-0-	-0-
R. D. Lengyel	$14,850	-0-	-0-
D. A. Lentini*	$15,200	-0-	-0-
R. F. Neal*	$20,775	-0-	-0-
A. C. Reeds*	$20,775	-0-	-0-
L. J. Thibdaue	$15,200	-0-	-0-
E. W. Thornburg	-0-	-0-	-0-
C. P. Wallace	$17,300	-0-	-0-
D. B. Wilbur*	$16,575	-0-	-0-

*	Committee Chairmen

(1)	Mr. Chiaraluce, Chairman and Executive Officer, and Eric W. Thornburg, President and Chief Executive Officer, receives the same retainer and meeting fees as other directors; Mr. Chiaraluce does not receive a fee for committee meetings. Mr. Chiaraluce’s retainer and meeting fees are included in the Summary Compensation Table on Page 23. Directors who are not officers are not entitled to retirement benefits from the Company.
      Pursuant to a Directors Deferred Compensation Plan, Directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as Directors until after retiring as Directors. Any amounts so deferred are credited to accounts maintained for each participating Director, and interest at an annual rate of 10.74% is currently credited on a monthly basis to all deferred amounts. Distribution of amounts deferred and accumulated interest may be made, at the election of each participating Director, in a lump sum or in annual installments over a period of years specified by the Director, such distribution to commence in the year following the year in which the individual ceases to be a Director. In 2005, one Director elected to participate in the Plan. Four of the Company’s retired directors are currently receiving payments under the Plan.
The Board Nomination Process
      The Corporate Governance Committee identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Committee recommends to the Board nominees that are independent and possess qualities such as personal and professional integrity, sound business judgment, and utility, financial, or political expertise. The Committee also considers age and diversity (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. In addition, the Committee considers whether potential director nominees live in The Connecticut Water Company’s service regions in sufficient numbers to satisfy the representation requirements of Connecticut Statute 16-62a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. The Committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
Shareholder Recommendations
      Shareholders recommending director nominees may submit the name and biographical information of any person to the Corporate Secretary at the address listed on Page 23. The Corporate Secretary will pass such shareholder recommendations onto the Chairman of the Corporate Governance Committee for consideration. The shareholder will be informed of the status of his/her recommendation after it is considered by the Corporate Governance Committee.
      Pursuant to the Company’s Bylaws, nominations for directors may be made by any shareholder entitled to vote for the election of directors at the meeting who complies with the following procedures. A nomination by a shareholder shall be made only if a shareholder has given proper and timely notice in writing to the Secretary of the Company of a shareholder’s intent to make such nomination. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the General Offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders called for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders. Each notice must set forth: (a) the name and address of the person or persons to be nominated; (b) the name and address, as they appear on the Company’s books, of the shareholder making such nomination; (c) the class and number of shares of the Company which are beneficially owned by the shareholder; (d) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (e) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (f) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (g) the consent of each nominee to serve as a director of the Company if so elected. Any notice of nominations for consideration at the 2007 Annual Meeting must be received by the Company’s Secretary by the close of business on January 11, 2007. The presiding officer at the meeting shall determine if the facts warrant a determination that such nomination was not made in accordance with the provisions of the Company’s Bylaws, and if the officer should so determine, he shall so declare to the meeting and any nominations not properly made shall be disregarded.

The 2005 Nomination Process
      The Corporate Governance Committee met on October 6, 2005 to consider the renomination of Directors Engle, Thibdaue, Wallace, and Wilbur whose terms expire at the 2006 Annual Meeting of Shareholders. The Committee reviewed the attendance, performance, and independence of these Directors, but determined to withhold the Committee’s recommendation of these Directors as Director nominees to the Board in order to allow interested shareholders to make either (i) recommendations to the Committee for Director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal Director nominations, which, pursuant to the Company’s Bylaws procedures (described above) were due by January 2, 2006. The Committee did not receive a formal shareholder self-nomination for director candidate. After consideration of all candidates, the Committee recommended to the Board, and the Board approved, that the number of Board members should remain at 13 and that Mesdames. Thibdaue and Wallace and Mr. Wilbur should be submitted to shareholders as the Company’s director nominees. The Committee determined not to re-nominate Mr. Engle to an additional term as a Director.
      The Company’s Board of Directors unanimously elected Eric W. Thornburg, the Company’s President and Chief Executive Officer, to fill a newly created vacancy on the Company’s Board of Directors, effective as of January 11, 2006. Mr. Thornburg has been nominated to serve as a Class III director to serve a term expiring at the 2009 annual meeting of shareholders.
Communications with Directors
      Any shareholder wishing to communicate with a Director may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on Page 23, who will pass to the Director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Certain Relationships and Related Transactions
      Mr. Engle, whose term as a director will end at the 2006 Annual Meeting, retired as President of Crystal Water Utilities Corporation/ The Crystal Water Company of Danielson on December 31, 1999, having served in that position since 1978. As part of the arrangements relating to the Company’s acquisition of Crystal Water Utilities Corporation/ The Crystal Water Company of Danielson on September 29, 1999, the Company entered into an employment/consulting agreement with Mr. Engle which covered his employment for the three-month period prior to his retirement and which provides that, beginning January 1, 2000, Mr. Engle will receive a $16,000 annual consulting fee from The Crystal Water Company of Danielson. This consulting agreement terminates on the earlier of December 31, 2009 or Mr. Engle’s death or resignation. Upon completion of the consulting agreement, Mr. Engle will receive a $16,000 annual supplemental retirement benefit until his death. In addition, Mr. Engle receives health insurance benefits of approximately $9,271 under an employment/consulting agreement which amount is paid by the Company.
      CUNO, Inc., a filter manufacturer for which Mr. Kachur served as President and Chief Executive Officer in 2005, made payments of $275,340 to the Company during 2005 for water services provided to CUNO during the year. CUNO paid the Company’s prevailing rates for water services. In addition, during 2005 the Company paid $2,089,910 to Northeast Utilities, for which Ms. Thibdaue serves as a Vice President, for electric utility services. The Company paid Northeast Utilities prevailing rates for electric utility services. Northeast Utilities made payments of $6,529 to the Company during 2005 for water.
Security Ownership of Certain Beneficial Owners and Management
      The following table lists, to the Company’s knowledge, the ownership of the Company’s Common Stock and the nature of such ownership for each Director and nominee for Director, for each executive officer named in the Summary Compensation Table, for all executive officers and Directors of the Company as a group, and for each person who beneficially owns in excess of 5 percent of the outstanding shares of any class of the Company’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 16, 2006 and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

Directors and Executive Officers’ Stock Ownership (Ownership as of March 16, 2006)

	Total Amount
Name of Beneficial Owners	Beneficially	Percent of
(* denotes non-employee Director)	Owned	Class

David C. Benoit(1)	42,611	**
Marshall T. Chiaraluce(2)	123,047
Roger Engle	11,571	**
Mary Ann Hanley*	1,350	**
Marcia L. Hincks*	1,620	**
Mark G. Kachur*	200	**
Ronald D. Lengyel*	1,125	**
David A. Lentini*	2,000	**
Thomas R. Marston(3)	22,106	**
Robert F. Neal*	1,500	**
Terrance P. O’Neill(4)	21,066	**
Arthur C. Reeds*	1,500	**
Lisa J. Thibdaue*	700	**
Eric W. Thornburg(5)	14,787	**
Carol P. Wallace*	200	**
Maureen P. Westbrook(6)	38,451	**
Donald B. Wilbur(7)	3,548	**
Directors and Officers as a Group	287,382

The above ownership individually or as a group is less than 5% of the outstanding shares of Connecticut Water Service, Inc.

**	indicates ownership of less than 1% of the class of securities.

(1)	Includes 3,378 shares of restricted stock, 5,931 unrestricted performance share units, 956 restricted performance share units, and 30,068 exercisable stock options under the Company’s Performance Stock Program, and 2,278 directly-owned shares.

(2)	Includes 5,585 shares of restricted stock, 37,385 unrestricted performance share units, 67,092 exercisable stock options under the Company’s Performance Stock Program, 10,601 directly-owned shares, and 2,384 shares in the Company’s 401(k).

(3)	Includes 2,979 shares of restricted stock, 2,528 restricted performance share units, 21 unrestricted performance share units, 14,169 exercisable stock options under the Company’s Performance Stock Program, 1,454 directly-owned shares, and 955 shares in the Company’s 401(k).

(4)	Includes 2,979 shares of restricted stock, 981 unrestricted performance share units, 2,107 restricted performance share units, 13,671 exercisable stock options under the Company’s Performance Stock Program, and 1,328 directly-owned shares.

(5)	Includes 14,787 shares of restricted stock under the Company’s Performance Stock Program.

(6)	Includes 2,979 shares of restricted stock, 3,342 unrestricted performance share units, 1,685 restricted performance share units, 26,812 exercisable stock options under the Company’s Performance Stock Program, 2,758 directly-owned shares, and 875 shares in the Company’s 401(k).

(7)	Mr. Wilbur’s spouse owns 3,548 shares.
Other Security Holders
      The Company knows of no person who has or shares voting and/or investment power with respect to more than 5 percent of the shares of the Company’s Common Stock or Preferred A Stock.

PROPOSAL (1) — ELECTION OF DIRECTORS
      The Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The Directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings.
      During 2005, the Board of Directors consisted of twelve (12) persons. On January 11, 2006, the Board created a new vacancy on the Board and elected Eric W. Thornburg, the Company’s President and CEO, to fill this vacancy until the election of directors scheduled for the May 11, 2006 Annual Meeting of Shareholders. Until May 11, 2006, the Board of Directors will consist of thirteen (13) persons, including Roger Engle who is not standing for re-election. Thereafter, the Board will consist of twelve (12) persons.
      The Corporate Governance Committee recommended, and the Board of Directors selected, the four nominees listed below for election; three are Class III nominees standing for re-election and one nominee, Mr. Eric W. Thornburg was appointed as a Director on January 11, 2006. Of the remaining Directors, the Class I terms of Directors Chiaraluce, Hincks, Neal, and Reeds will expire in 2007. The Class II terms of Directors Hanley, Kachur, Lengyel, and Lentini will expire in 2008. The Board of Directors has determined to fix the number of directorships for the ensuing year at twelve. Proxies cannot be voted for a greater number of persons than the number of nominees named.
      Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Mesdames Thibdaue and Wallace and Messrs. Thornburg and Wilbur.
      If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s).

Class III — Nominees for Election at this Meeting for Terms Expiring in 2009 (age in 2006)

Lisa J. Thibdaue, age 53, serves on the Audit and Strategic Planning Committees and has been a director since 2000. She has been the Vice President, Rates, Regulatory Affairs and Compliance at Northeast Utilities since 1998. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. She is also on the Advisory Board of Michigan State University Institute of Public Utilities.

Eric W. Thornburg, age 46, was appointed President and Chief Executive officer of the Company, effective March 1, 2006. Prior to his appointment, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. He has most recently served as Vice President-External Affairs for American Water in the Midwest.

Carol P. Wallace, age 51, presently serves on the Audit and Pension Trust and Finance Committees. She has served as the Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, since 2004, and as its President and Chief Executive Officer since 1994. She is also a Director of Zygo Corporation, and serves as a Commissioner of the Connecticut State Ethics Commission.

Donald B. Wilbur, age 64, presently serves on the Compensation, Corporate Governance (Chairman), Executive, and Strategic Planning Committees and has been a director since 1993. He retired as the Plant Manager of Unilever HPC, USA, a personal products manufacturer, on December 31, 2002. He is a Director of Liberty Bank.

Class I — Directors Continuing in Office Whose Terms Expire in 2007 (age in 2006)

Marshall T. Chiaraluce, age 64, has been a director since 1992. He is Chairman of the Board of Directors and served as the President and Chief Executive Officer of the Company from 1992 until March 1, 2006. He also serves on the Board of Directors of Cooper-Atkins Corporation.

Marcia L. Hincks, age 71, presently serves on the Audit (Chairman), Compensation, Executive, and Strategic Planning Committees and has been a director since 1983. She retired as Vice President and Senior Counsel of Aetna Life & Casualty in December 1993.

Arthur C. Reeds, age 62, presently serves on the Audit, Corporate Governance, Executive, Pension Trust and Finance (Chairman) Committees and has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a Director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation until his retirement from Cigna in November 1997.

Class II — Directors Continuing in Office Whose Terms Expire in 2008 (age in 2006)

Mary Ann Hanley, age 49, presently serves on the Corporate Governance and Strategic Planning Committees and has been a director since 1999. She is Assistant to the President of St. Francis Hospital & Medical Center and Director of The Valencia Society, the endowment fund for the hospital. From January 1995 to February 1998, she was legal counsel to the Governor’s Office, State of Connecticut.

Mark G. Kachur, age 63, presently serves on the Pension Trust and Finance and Strategic Planning Committees. He served as Chairman, President and Chief Executive Officer of CUNO, Inc. (filter manufacturer) from November 1999 until his retirement in February 2006.

Ronald D. Lengyel, age 68, presently serves on the Audit and Corporate Governance Committees and has been a director since 1999. He is Chairman of the Board and Director of Naugatuck Valley Savings & Loan, SB.

David A. Lentini, age 60, presently serves on the Compensation and Pension Trust and Finance Committees and has been a director since 2001. He currently is Chairman, President and Chief Executive Officer of The Connecticut Bank and Trust Company. He retired in December 2001 as Senior Vice President of Webster Bank where he had served since December 1999. From May 1993 to November 1999, he was President, Chief Executive Officer and Chairman of New England Community Bancorp, Inc., a multi-bank holding company. He also serves on the Board of Cooper-Atkins Corporation.

      Each director listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor.
Compensation Committee Interlocks and Insider Participation
      None of the members of the Company’s Compensation Committee (Ms. Hincks and Messrs. Lentini, Neal or Wilbur) was an officer or employee of the Company or any of its subsidiaries during 2005. During 2005, no executive officer of the Company served as a director of or as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company, or who served on the Board’s Compensation Committee.

AUDIT COMMITTEE REPORT
      On March 11, 2005, the Board of Directors revised its written charter for the Audit Committee of the Company. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of Nasdaq listing standards and also has determined that Carol P. Wallace is a “financial expert” as defined under rules of the Securities and Exchange Commission. In connection with the preparation and filing of the Company’s audited financial statements for the fiscal year ended December 31, 2005 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed with senior management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements, management’s report on the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

•	The Audit Committee received the written disclosures and the letter from Pricewaterhouse-Coopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with PricewaterhouseCoopers LLP its independence from the Company, including whether the provision of non-audit services by PricewaterhouseCoopers LLP to the Company is consistent with maintaining the auditors’ independence.
      Based upon functions performed, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the U.S. Securities and Exchange Commission.
AUDIT COMMITTEE
Marcia L. Hincks (Chairman)
Ronald D. Lengyel
Lisa J. Thibdaue
Carol P. Wallace
Arthur C. Reeds
PROPOSAL (2) — RATIFICATION OF APPOINTMENT OF AUDITORS
Principal Accountant’s Fees and Services
      During fiscal year 2005, the Company retained its principal auditor, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts.
     Audit Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for those fiscal years were $462,000 (1) and $380,000 (2), respectively. Included in the 2004 and 2005 amounts are $358,600 (1) and $276,600 (2), respectively, in fees related to Sarbanes Oxley Act Section 404 requirements for auditor certification of management’s report on the effectiveness of the Company’s internal controls over financial reporting.

Audit Related Fees
      PricewaterhouseCoopers LLP performed audit related professional services as follows:

	2004(1)	2005(2)

Audit of Benefit Plans	$18,000	$21,900
Preparation of Form 5500’s	6,800	7,000
Form S-8 Registration Statement	1,650	-0-
Bond Refinancing	4,000	10,000
Total	$30,450	$38,900

All Other Fees
      In addition to the services and fees stated above, PricewaterhouseCoopers LLP billed the Company for the following.

	2004(1)	2005(2)

Tax Services Fee	$5,000	$-0-
Out-of-Pocket Expenses	$13,900	$16,500

(1)	2004 numbers stated in the Company’s 2004 proxy statement were estimates. The numbers now stated are actual expense.

(2)	2005 numbers are estimates.
      In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2005 and 2004 listed above.
      Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.
      THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (2).
EXECUTIVE COMPENSATION
Equity Compensation Plan Information
      The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and other equity awards under all of the Company’s existing equity compensation plans as of December 31, 2005. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

			Weighted Average		Number of Securities
	Number of Securities to		Exercise Price of		Remaining Available for
	be Issued Upon		Outstanding		Issuance Under Equity
	Exercise of Outstanding		Options,		Compensation Plans
	Options, Warrants and		Warrants, and		(Excluding Securities
Plan Category	Rights		Rights		Reflected in Column (a))

Equity compensation plans approved by security holders(1)	202,271	(2)	$24.04	(2)	890,994
Equity compensation plans not approved by security holders(3)	-0-		N/A		592,227
Total	202,271	(3)	$24.04		1,483,221	(4)

(1)	Includes the Company’s 1994 Performance Stock Program, amended and restated as of April 26, 2002 and the 2004 Performance Stock Program, approved by shareholders on April 23, 2004.

(2)	Includes 7,525 performance shares which are excluded from the weighted average exercise price calculation.

(3)	Includes the Dividend Reinvestment and Common Stock Purchase Plan (DRIP), amended and restated as of November 15, 2001. Under the plan, customers and employees of the Company and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $1,000 per month to purchase additional shares of Common Stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. 1,500,000 shares have been registered with the Securities and Exchange Commission for that purpose. Under the Plan, 907,773 shares have been issued by the Company as of December 31, 2005. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

(4)	Revised to reflect all shares previously reserved by the Company’s Board of Directors and shares resulting from the Company’s 2001 3-for-2 stock split.
Management Compensation
      The following tabulation sets forth the total compensation paid by the Company and The Connecticut Water Company during 2005, 2004, and 2003 to each of the executive officers, including the Chief Executive Officer of the Company, receiving more than $100,000 aggregate compensation in 2005. The Company has no employees. All officers are employees of The Connecticut Water Company and all of their compensation is paid by The Connecticut Water Company.
SUMMARY COMPENSATION TABLE

						Long-Term Compensation

		Annual Compensation				Restricted
						Performance	Securities
					Other Annual	Share	Underlying	Cash	All Other
Name & Principal		Salary		Bonus	Compensation	Awards	Options	Units	Compensation
Position	Year	($)		($)	($)(1)	($)(2)	(#)(3)	($)(2)	(4)

Marshall T. Chiaraluce,	2005	341,000	(5)	-0-	4,100	99,059	-0-	-0-	5,382
Chairman, President/ CEO*	2004	331,100	(5)	-0-	4,100	76,423	-0-	-0-	5,836
	2003	323,000	(5)	-0-	4,000	88,736	10,763	-0-	4,168
David C. Benoit,	2005	184,600		-0-	3,692	11,242	-0-	29,953	6,397
VP-Finance/ CFO	2004	174,200		-0-	3,484	10,105	-0-	23,268	6,065
	2003	170,000		-0-	3,400	11,938	5,209	22,571	4,374
Thomas R. Marston, VP,	2005	147,330		-0-	2,946	9,936	-0-	26,413	-0-
Planning & Treatment	2004	127,147		-0-	2,543	3,046	-0-	12,750	-0-
	2003	114,075		-0-	2,282	3,595	-0-	12,302	-0-
Terrance P. O’Neill,	2005	171,600		-0-	3,432	12,395	-0-	23,824	-0-
VP, Operations	2004	166,600		-0-	3,332	11,146	-0-	18,013	-0-
	2003	162,500		-0-	2,625	13,146	4,593	17,486	-0-
Maureen P. Westbrook,	2005	179,400		-0-	3,588	19,847	-0-	16,056	1,767
VP, Administration &	2004	174,200		-0-	3,484	17,823	-0-	10,508	1,681
Government Affairs	2003	170,000		-0-	3,400	32,219	4,593	-0-	1,079

*	Mr. Chiaraluce retired as President and CEO, effective March 1, 2006. Eric W. Thornburg assumed the position of President and CEO as of that date.

(1)	Employer matching contributions under The Savings Plan of the Connecticut Water Company (401(k)).

(2)	The values shown in the table above are based on shares actually earned in the given year, valued at the closing market price of the Company’s common stock on the date vested: shares earned in 2005 vested on March 24, 2006, shares earned in 2004 vested on March 11, 2005, and shares earned in 2003 vested on February 11, 2004.

The value of the full number of shares of restricted stock, performance shares, and cash units initially allocated, but unearned, to Messrs. Chiaraluce, Benoit, Marston, and O’Neill and Ms. Westbrook was $145,619, $58,728, $51,788, $51,788, and $51,788 in 2005; $140,695, $56,742, $28,609, $50,036, $50,036, and $50,036 in 2004; $135,937, $54,824, $27,641, $48,344, $48,344, and $48,344 respectively in 2003.

Pursuant to the Company’s Performance Stock Programs, Messrs. Chiaraluce, Benoit, and Marston, and O’Neill, and Ms. Westbrook elected to defer 100%, 20%, 20%, 25% and 40% respectively for 2005, 2004, and 2003. At December 31, 2005 and prior to partial vesting (due to meeting some but not all performance goals) on March 16, 2006, Mr. Chiaraluce owned 5,448 shares of restricted performance stock with an aggregate value of $133,530; Mr. Benoit owned 439 shares of restricted performance stock with an aggregate value of $10,760; Mr. Marston owned 388 shares of restricted performance stock with an aggregate value of $9,510; Mr. O’Neill owned 484 shares of restricted performance stock with an aggregate value of $11,863; and Ms. Westbrook owned 775 shares of performance stock with an aggregate value of $18,995. Dividends are paid on restricted performance stock.

(3)	The amounts shown represent stock options granted in each listed year. No stock options were granted to any of the Company’s named executive officers in 2005. On December 1, 2005, the Compensation Committee approved restricted shares awards to each of the named executive officers of the Company in lieu of 2004 and 2005 stock option awards.

(4)	The amounts shown in the table represent the above-market portion of the interest accrued on the balances of the deferred compensation accounts maintained by the Company for each of Messrs. Chiaraluce, Benoit, Marston, O’Neill and Ms. Westbrook pursuant to the non-qualified salary deferral agreements entered into by the Company and each of such officers.

(5)	This amount includes Mr. Chiaraluce’s fees as a director of the Company.
Option Grants in Last Fiscal Year
      There were no stock options granted under the Company’s Performance Stock Program to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth certain information with respect to the individuals named in the Summary Compensation Table regarding options held as of December 31, 2005.

			Number of Securities	Value of Unexercised In-
	Shares		Underlying Unexercised	The Money Options At
	Acquired	Value	Options at Fiscal Year	Fiscal Year-End ($)(1)
	on	Realized	End (#) Exercisable/	Exercisable/
Name	Exercise	($)	Unexercisable	Unexercisable

Marshall T. Chiaraluce	14,811	153,199	67,092/ 8,310	199,833/ -0-
David C. Benoit	-0-	-0-	30,068/ 4,022	97,201/ -0-
Thomas R. Marston	-0-	-0-	13,169/ 2,433	35,654/ -0-
Terrance P. O’Neill	10,550	57,125	13,671/ 3,546	13,423/ -0-
Maureen P. Westbrook	6,059	57,673	26,812/ 3,546	49,161/ -0-

(1)	Based on the average of the high and low fair market value of the Company’s Common Stock as of December 30, 2005 ($24.66), less the exercise price of the option.
Retirement Plans
      All employees and officers of The Connecticut Water Company are entitled to participate in The Connecticut Water Company Employees’ Retirement Plan (the “Retirement Plan”), a non-contributory, qualified defined benefit plan. Retirement benefits are based on years of credited service and average annual earnings, which is defined to mean the highest average regular basic compensation received by an individual from the Company and The Connecticut Water Company during any 60 consecutive months. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by The Connecticut Water Company for the benefit of all employees covered by the Retirement Plan.
      The Internal Revenue Code of 1986, as amended (the “IRC”), imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, The Connecticut Water Company has entered into individual supplemental executive retirement agreements with certain executives, including all of the current and former executive officers named in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average annual earnings, as defined under the Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. As of December 31, 2005, the estimated years of credited service under the Retirement Plan for Messrs. Chiaraluce, Benoit, and O’Neill were 14, 10, and 25, respectively, and for Ms. Westbrook 17 years.
      In the case of each of Mr. Chiaraluce and Mr. Benoit, the annual benefit amounts are reduced by benefits payable under the retirement plan of a prior employer. Mr. Chiaraluce’s supplemental executive retirement agreement provides an early retirement benefit if Mr. Chiaraluce retires from service to the Company at any age between 55 and 65. As of December 31, 2005, Mr. Chiaraluce was 63 years of age and thus had satisfied the age requirement necessary to entitle him to the payment of this benefit upon his retirement. If he had retired as of such date, Mr. Chiaraluce would have been entitled to a benefit of approximately $154,682 under his agreement.
      In December 2003, the Supplemental Executive Retirement Agreements of Messrs. Benoit, Chiaraluce, Marston, O’Neill and Ms. Westbrook were amended to include in the definition of “Average Earnings”, for individuals retiring on or after age 62, the value of Performance Share Units, Performance Cash Units, and Restricted Stock awarded to such Executives under the Company’s Performance Stock Program. Also, the agreements between the Company and Mr. Benoit and Ms. Westbrook have been further amended to permit early retirement upon or after attainment of age 55 and prior to attainment of age 65, to align their agreements with those for Messrs. Chiaraluce and O’Neill.
      Examples of the annual benefit payable under the Retirement Plan and the supplemental executive retirement agreements, based on a straight life annuity, are presented in the table below.

Highest Average Annual Compensation
During 60 Consecutive Months	Annual Benefit

$100,000	$60,000
125,000	75,000
160,000	96,000
170,000	102,000
200,000	120,000
225,000	135,000
250,000	150,000
275,000	165,000
300,000	180,000
Employment Contracts, Change-in-Control, and Termination Arrangements
      During May 2001, the Company and The Connecticut Water Company entered into Amended and Restated Employment Agreements with Messrs. Chiaraluce, Benoit, and O’Neill and Ms. Westbrook. In December 2004, the Company and The Connecticut Water Company entered into an employment agreement with Mr. Marston and on March 16, 2006, the Company and The Connecticut Water Company entered into an employment agreement with Eric W. Thornburg. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change in control of the Company. The agreements do not become effective until a change in control occurs (the “Effective Date”). A Change in Control is deemed to occur when (i) any person, other than the Company, The Connecticut Water Company or any employee benefit plan sponsored by the Company or The Connecticut Water Company, becomes the beneficial owner, directly or indirectly, of twenty (20%) percent or more of the common stock of the Company or The Connecticut Water Company; (ii) the stockholders of the Company or The Connecticut Water Company approve (A) any consolidation or merger of the Company or The Connecticut Water Company in which the Company or The Connecticut Water Company is not the continuing or surviving corporation (other than a consolidation or merger of the Company or The Connecticut Water Company in which holders of the common stock of the Company or The Connecticut Water Company have the same proportionate ownership of common stock of the surviving corporation) or pursuant to which the common stock of the Company or The Connecticut Water Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company or The Connecticut Water Company; (iii) there is a change in the majority of the Board of Directors of the Company or The Connecticut Water Company during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change in control has occurred.
      As of the Effective Date, The Connecticut Water Company agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements is paid by The Connecticut Water Company and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans and welfare plans applicable to executive employees, (iv) fringe benefits, (v) an office and support staff, and (vi) if the executive is employed on the date the Board approves a consolidation, merger, transfer of assets or other transaction described in clause (ii) of the definition of Change in Control above, a stay-on bonus equal to the executive’s then-current base salary, plus an amount equal to the target bonus under the “Officers Incentive Program” for the year in which such date occurs, payable in a lump sum, provided the executive is employed on the fifth day following the closing of such transaction. The stay-on bonus is also payable if the executive’s employment is terminated following such approval but prior to the fifth day following the closing of such transaction by the employer for any reason other than for cause, death or attainment of age 65, or if employment is terminated because of the executive’s disability or if the executive voluntarily terminates employment prior to such date for good reason.
      If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of The Connecticut Water Company under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or nonqualified retirement or deferred compensation plans maintained by The Connecticut Water Company; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.
      If the executive’s employment is terminated for any reason other than cause, death or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of The Connecticut Water Company are, in addition to the stay-on bonus described above, payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of The Connecticut Water Company for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under The Connecticut Water Company’s qualified defined benefit retirement plan and under any nonqualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by The Connecticut Water Company or the Company; (vii) all life, health, disability and similar welfare benefit plans and programs of The Connecticut Water Company for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.
      In addition to the above, the executive will become fully vested in any form of non-cash compensation previously granted, such as previously-granted stock options, awards of shares of restricted stock, and performance share awards.
      In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up payment” will be made to the executive in the event that the benefits payable to the Executive under the Agreement are subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial twenty percent (20%) excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. As a result of the gross-up payment, the executive will receive an after-tax amount equal to the amount the executive would have received under the agreement had no excise tax been payable.
COMPENSATION COMMITTEE REPORT
      The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for determining executive compensation and administering the Company’s 1994 and 2004 Performance Stock Programs.
Executive Compensation Principles
      The Company’s executive compensation plan is designed to align executive compensation with the Company’s and/or The Connecticut Water Company’s strategic business planning, which includes management initiatives and business financial performance. Through this process the Compensation Committee has established a program to:

•	Attract and retain key executives critical to the long-term success of the Company.

•	Reward executives for the accomplishment of strategic goals which reflect customer service and satisfaction as well as the enhancement of shareholder value.

•	Integrate compensation programs with both The Connecticut Water Company’s annual performance review and the Company’s and/or The Connecticut Water Company’s strategic planning and measuring processes.

•	Support a performance-oriented environment that rewards performance with respect to overall performance goals and performance on individual goals for each participant in the plan.

Executive Compensation Program
      The Company’s Compensation Program in 2005 consisted of two components: base salary and annual incentive compensation. Stock options are part of the 2004 Performance Stock Program; however, no stock options were granted in 2005. The annual compensation consists of a base salary. Incentive compensation consists of Common Stock performance shares, restricted shares, and cash units previously awarded through the 1994 Amended and Restated Performance Stock Program (the “1994 Program”) and currently awarded through the 2004 Performance Stock Program (the “2004 Program”). The Compensation Committee recommends a salary range and a level of salary for executive officers. The Compensation Committee determines the salary or salary range, incentive compensation and stock options based upon competitive norms from periodic studies of a peer group of other water companies. Actual salary changes are based upon such norms and upon performance. Incentive compensation was historically provided through the Company’s 1994 Program. (See footnote 1.) The Company’s current incentive compensation is provided through the 2004 Program, which is described in footnote 2.) The Compensation Committee also reviews and approves the participation of executive officers of The Connecticut Water Company under the 2004 Program and the

[1]	The 1994 Performance Stock Program, amended and restated as of April 26, 2002, provides for an aggregate maximum of up to 700,000 shares of Common Stock of the Company to be issued as either stock option grants or awards of restricted stock to eligible employees. An award of a share of restricted stock is an award to a participant of a share of the Common Stock of the Company generally conditioned upon the attainment of performance goals established by the Compensation Committee for the performance period to which the award relates and the continued employment of the participant with the Company or any majority-owned subsidiary of the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to receive dividends, except that the participant does not have custody of the shares of Common Stock nor the right to transfer ownership of the shares during the performance period. Commencing with 1997 awards, the 1994 Program was amended to permit participants to defer income taxation of all or a portion of such restricted stock awards by electing instead to receive “performance shares” at the end of a chosen deferral period. Until the end of the deferral period, a participant holding performance shares has no rights as a shareholder of the Company. However, dividend equivalents are credited to such participant as additional performance shares. Since April 23, 1999, the 1994 Program authorized the Compensation Committee to also issue stock options to eligible employees. To date, options covering 345,285 shares have been issued under the 1994 Program. The 1994 Program terminated on April 22, 2004 and no future awards will be made under the 1994 Program.

[2]	The 2004 Performance Stock Program, approved by shareholders on April 23, 2004, provides for an aggregate maximum of up to 700,000 shares of Common Stock of the Company to be issued as either stock option grants or awards of restricted stock to eligible employees. An award of a share of restricted stock is an award to a participant of a share of the Common Stock of the Company generally conditioned upon the attainment of performance goals established by the Compensation Committee for the performance period to which the award relates and the continued employment of the participant with the Company or any majority-owned subsidiary of the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to receive dividends, except that the participant does not have custody of the shares of Common Stock nor the right to transfer ownership of the shares during the performance period. The 2004 Program permits participants to defer income taxation of all or a portion of such restricted stock awards by electing instead to receive “performance shares” at the end of a chosen deferral period. Until the end of the deferral period, a participant holding performance shares has no rights as a shareholder of the Company. However, dividend equivalents are credited to such participant as additional performance shares. The 2004 Program authorizes the Compensation Committee to also issue stock options to eligible employees. To date, no stock options have been issued under the 2004 Program. Based on recommendations of an executive compensation study, on December 1, 2005, Messrs. Chiaraluce, Benoit, Marston, and O’Neill and Ms. Westbrook entered into a Performance Award Restricted Stock Agreement, covering, respectively, 5,585, 3,378, 2,979, 3,979 and 2979 shares of restricted stock. The awards were based on 2006 salary midpoint and a per share price of $25.24.

granting of equity based awards under the 2004 Program. The Compensation Committee awards for 2005, based on the 2005 Strategic Plan and the 2004 Program, were made in December 2004 and vested on March 16, 2006. The Compensation Committee awards for 2006, based on the 2006 Strategic Plan and the 2004 Program, were made in December 2005 and will vest in March 2007. The Compensation Committee also approves the award value of Performance Stock each year as a percentage of base salary and the basis for judging performance over the following year.
      Each year, the Committee determines the maximum incentive award for each participant, which is based on a percentage of the salary range midpoint for the participant. The Committee also establishes corporate and individual performance measures for the Chief Executive Officer and the Chairman and other executive officers based upon strategic priorities for the purpose of determining the percentage of maximum incentive award a participant is entitled to receive. The Committee may also determine the relative weights to be given to corporate and individual goals.
      Performance awards for the years 1999 through 2005 were based 25% on The Connecticut Water Company’s customer value rating and water quality measures, 50% on the Company’s return on equity and other service and financial measures, and 25% on other objective corporate goals. In 2005, the Company received a 88% rating on an independent customer service survey; total shareholder return was below the Edward D. Jones Utilities Index; water quality complaints per customer were 1.1 for every 1,000 customers; there were only 6 emergency main breaks per 100 miles of water main; 490 customers are serviced per equivalent employee — a key indicator of productivity; and a revenue increase in the Company’s services and rentals segment. In addition to these indicators of performance, the executive team had seven shared strategic goals. One of the goals could not be achieved with the 2005 year; however, six other strategic goals were achieved.
      Awards granted as annual incentive compensation are payable in restricted shares of the Company’s Common Stock or, at the election of a participant, deferred “performance shares” or performance “cash units”. Any shares awarded are subject to certain transfer restrictions imposed by the Committee. Each executive officer has a threshold, target, and maximum incentive amount expressed as a percentage of the salary range midpoint. In 2005, these amounts were 15 percent, 30 percent, and 45 percent, respectively, of the salary midpoint for the chief executive officer, and 10 percent, 20 percent and 30 percent, respectively, for the other executive officers. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level.
      Based on a December 31, 2005 closing price for the Company’s Common Stock, the Committee awarded $94,805 to Mr. Chiaraluce; $40,713 to Mr. Benoit; $35,923 to Mr. Marston; $35,687 to Mr. O’Neill, and $35,051 to Ms. Westbrook. Mr. Chiaraluce elected to receive his award in performance stock only; Mr. Benoit and Mr. O’Neill and Ms. Westbrook elected to receive their awards split between cash and performance stock; and Mr. Marston elected to receive his award in cash and restricted stock.
      In January 2006, the Board included Eric W. Thornburg in the 2006 Strategic Plan incentive awards. On March 1, 2006 he was awarded 4,507 restricted common shares. On March 16, 2006, Mr. Thornburg was awarded an additional 5,365 restricted common shares under a short-term incentive agreement and 5,365 restricted common shares under a long-term incentive agreement. Due to complying with the Economic Growth and Tax Relief Reconciliation Act of 2001, Mr. Thornburg was not able to elect to receive his award in the form of performance shares.
      At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the Chief Executive Officer to evaluate the performance of the other executive officers. The Committee also meets in the absence of the chief executive officer to evaluate his performance. This performance, expressed as a percentage with threshold (80%), expected (100%), and maximum probable (120%), is used in the determination of annual restricted stock amounts. The Committee has the authority to modify the mathematical results of applying the terms of the Program when the Committee, exercising sound business judgment, deems it prudent to do so.

      Also under the Company’s 2004 Program, the Committee has the authority to award incentive stock options and/or other equity-based awards to executive officers and other key employees. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax, and accounting forces in an efficient manner. Over time and through the use of the grant of equity awards, the Committee intends to grant equity compensation based on competitive norms and achieve the objective of having the executive officers and other senior management become significant shareholders of the Company so that their interests are aligned with the interests of the Company’s other shareholders.
      Executive officers may also participate in the Savings Plan (401(k)) of The Connecticut Water Company, as amended in August 2004, and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan.
      Certain executive officers may elect to defer compensation under non-qualified deferred compensation agreements entered into by the Company with each of Mr. Chiaraluce, Mr. Benoit, and Ms. Westbrook (each, a “Deferred Compensation Agreement”). Each Deferred Compensation agreement permits the officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the officer. Amounts deferred to the account are credited with interest paid by the Company on a semi-annual basis at an interest rate equal to Moody’s AAA Corporate Bond Yield Average rate, plus an additional 1 1/2%- 3%. Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each officer (or to the officer’s designated beneficiary) upon termination of employment by the Company either in the form of an annual annuity payment, or a lump sum payment if determined by the Committee. If the officer is terminated for “cause” as defined in the Deferred Compensation Agreement, the officer shall be entitled only to a return of amount deferred without payment of accrued interest.
Chief Executive Officer Compensation
      The Compensation Committee determined the compensation for 2005 of Mr. Chiaraluce as Chief Executive Officer (“CEO”) based upon a number of factors and criteria, including a review of the total compensation package of chief executive officers from a peer group of publicly-traded water utilities. On a regular basis, the Committee hires an outside consultant to prepare comparisons of executive compensation. In August 2005, the Compensation Committee hired Pearl Meyer & Partners to conduct an executive compensation survey and to make recommendations. The Compensation Committee reviews the CEO’s performance in December, following the Board’s Strategic Planning Committee’s review of the results of the current year’s strategic initiatives. The Committee noted the continued significant and steady increases in overall Company performance during 2005 and Mr. Chiaraluce’s completion of 15 years of successful leadership as the Company’s President and CEO.
      In addition to overall Company performance, Mr. Chiaraluce, along with his executive team, satisfied 6 out of 7 strategic goals for 2005 related to cost reduction, growth of the contract business, and ensuring future water supplies. One of the goals was not achieved as planned within the 2005 timeframe. As a result, Mr. Chiaraluce was awarded 70% of the Common Stock allocated to him under the 2004 Program in 2005, or 3,868 of 5,448 shares, originally allocated based upon his actual performance as measured against pre-established objectives identified by the Committee. Mr. Chiaraluce did not receive any stock option grants in 2005.
COMPENSATION COMMITTEE
Robert F. Neal, Chairman
Marcia L. Hincks
David A. Lentini
Donald B. Wilbur

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the cumulative total shareholder return for each of the years 2000 — 2005 on the Company’s Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total shareholder return of companies in the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Utilities Index.

	2000	2001	2002	2003	2004	2005

Connecticut Water Service, Inc.	100	149.64	131.63	148.67	146.93	140.54
Standard & Poor’s 500 Index	100	88.11	68.64	88.33	97.94	102.75
Standard & Poor’s 500 Utilities Index	100	69.56	48.70	61.48	76.41	89.28
(Source: Standard & Poor’s Institutional Market Service)
Other Matters
      The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF
DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
      For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2007 Annual Meeting of Shareholders is January 11, 2007. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.
      In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2007 must be received by the Company no later than December 1, 2006 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders.

Michele G. DiAcri
Corporate Secretary
April 11, 2006
      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the Securities and Exchange Commission. Additional copies of the 2005 Annual Report on Form 10-K to be filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 3012, by e-mail at mdiacri@ctwater.com, or by mail to Michele G. DiAcri, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Great Cedar Hotel, Foxwoods Resort, Route 2, Mashantucket, Connecticut
Thursday, May 11, 2006
Meeting at 2:00 PM — Doors Open at 1:30 PM
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985,
EXT. 3016, AND LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER.

From Southern Connecticut and New York: Take I-95 North to Exit 92 in CT. Go left onto Route 2 West. Foxwoods Resort is 8 miles west on Route 2

From Providence and Boston: Take I-95 South to Exit 92 in CT. Go straight at stoplight. At the next stop sign, go right onto Route 2 West. Foxwoods Resort is 8 miles west on Route 2

From Hartford and Naugatuck: Take I-84 East to Exit 55 — Route 2 East. Foxwoods Resort is located on Route 2 East, 9 miles past Norwich.

From Worcester: Take I-395 South to Exit 85 in CT. Go straight to the second traffic light and take a left onto Route 164 South. Follow Route 164 for about 7 miles to the end. Take a left onto Route 2 East. Foxwoods Resort is 1.5 miles down on the right.

Parking is in the Great Cedar Garage or by valet. The Company recommends that you use valet parking at the Great Cedar Hotel. The Great Cedar Ballroom is on the lower level of the hotel.

INSTRUCTION CARD
CONNECTICUT WATER SERVICE, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 11, 2006
2:00 PM local time

The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Marshall T. Chiaraluce, David C. Benoit, Michele G. DiAcri, and Thomas R. Marston, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Great Cedar Hotel, Ballroom, Foxwoods Resort, Route 2, Mashuntucket, Connecticut, May 11, 2006, 2:00 PM, and at any adjournment thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê          FOLD AND DETACH HERE          ê

CONNECTICUT WATER SERVICE, INC. — ANNUAL MEETING, MAY 11, 2006
YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!
Proxy Materials are available on-line at:
https://proxyvotenow.com/ctw
You can provide your instructions to vote in one of three ways:
1.	Call toll free 1-866-874-4878 on a Touch-Tone Phone anytime prior to 3 a.m. May 11, 2006. There is NO CHARGE to you for this call.
or
2.	Via the Internet at www.proxyvotenow.com/ctw.
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CONNECTICUT WATER SERVICE, INC.
The Board of Directors recommends a vote “FOR” all nominees and “FOR” Proposal 2.

Please mark as indicated in this example	☒

			Withhold	For All
		For	All	Except
1.	For election of Directors:	☐	☐	☐
(01) Lisa J. Thibdaue
(02) Eric W. Thornburg
(03) Carol P. Wallace
(04) Donald B. Wilbur

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this Proxy card in the box below.	Date

          Sign above

		For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2006.	☐	☐	☐

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐
Address Change/Comments

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give full title.

+

XXX IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW XXX
+

é          FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL          é
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.	By Mail; or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 11, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 11, 2006.
1-866-874-4878

Vote by Internet
anytime prior to
3:00 a.m., May 11, 2006 go to
https://www.proxyvotenow.com/ctw

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!